UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 01, 2007

LONESTAR Group Holdings Company
(Exact name of registrant as specified in its charter)

Nevada	333-86518	75-3025152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4606 FM 1960W Suite:443, Houston Texas, 77069
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (281) 315-8895

N/A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.01 - Changes in Control of Registrant

Lonestar Group Holdings: Lone Star Group Holdings announces expanded business direction (January 01, 2007)

Lonestar Group Holdings has spent the past two and a half months or so restructuring its business model and the company - as well as planning its spin off subsidiary strategy for its acquired companies.

At the end of December, Lonestar Group Holdings (LSGH.OB) announced a restructuring of its business model “to focus on shareholder appreciation and value,” a statement by the company said. Lonestar currently has business interests in insurance, natural gas, real estate, business development and financial services.

“Our business' gross profitability is expected to grow over the coming quarters due to the fact that we have our core businesses in position to profit in both sales and development.”

“Lonestar Holdings will operate as a business development company that incubates, develops, and acquires portfolio companies in various industries to maximize shareholder value through eventual public offering, sale, or merger, acquisition or similar business combination,” So, for all practical purposes, ownership of Lonestar Holdings will lead to ownership in not only Lakeside but future spin-offs and shareholder dividends from both companies.”

Lonestar Group Holdings: Lone Star Group Holdings announces special shareholder dividend (January 11, 2007)

Lone Star Group Holdings (OTCBB: LSGH) formally US Energy Holdings (OTCBB: USEH) board of directors decided to increase the shareholders position by issuing a 1 for 1 restricted dividend for shareholders of record on January 31, 2007

Lone Star Group Holdings through its expanded business plan is engaging an additional four acquisitions with the first of four now moving to LOI, the board of directors has decided to increase shareholder value in all planned acquisitions by issuing this first of several expected dividends.

The plan of Lone Star Holdings is to acquire or bring in several subsidiary companies under the parent with the purpose of “Spinning” those companies out into their own public entity. The benefit of the parent shareholder(s) of record is that for a single investment they will receive additional newly issued share(s) in the “Spin Out” subsidiaries.

(Example: "Spin Out") - Any corporation that wishes to grant freedom to its subsidiary to tap the power of the financial markets has the choice of "Spin Off". It can "Spin Off" the subsidiary by selling its entire stake to the public -- usually as a special stock dividend and creating a new company with a separate and independent board of directors. It also can take an equity carve out, issuing or selling a portion of its equity in the subsidiary to the public and (usually) keeping a majority stake in the new company, which has a separate board of directors, assets, liabilities and officers.

(Example: "Dividend") - A portion of company’s quarterly profit paid to its shareholders in the form of cash or stock.

Lonestar Group Holdings: Lone Star Group Holdings announces special ”LIKE KIND” shareholder dividend (January 29, 2007)
Lonestar Group Holdings (OTCBB: LSGH), is announced that a meeting of the LONESTAR GROUP HOLDINGS INC. Board of Directors was called to order at approximately 10:00 AM on January 22nd, 2007 at the Offices of LONESTAR GROUP HOLDINGS Inc. Located at 4606 1960 W Houston Texas, 77069, it was unanimously approved that a special dividend to the current shareholders of Lonestar Group Holdings would be issued on a 1 for 1 “LIKE KIND” basis, the stock dividend would be issued by the company’s transfer agent of record and the stock described would be “LIKE KIND”. The stock would be issued to all shareholders of record as of 02-07-07 with a Pay Date of 2-14-07.

Lonestar Group Holdings: Lone Star Group Holdings announces approval of revolving credit line (February 05, 2007)

Lone Star Group Holdings (OTCBB: LSGH) formally US Energy Holdings (OTCBB: USEH) board of directors announced that they have approved a financing vehicle to provide financing for subsidiaries of Lonstar Group Holdings.

Atlanta Georgia based EMG, ICC and SGS have agreed to terms to provide a 9.6 million dollar revolving line of credit to Lonestar Group Holdings, detail, terms of the agreement and a schedule of LSGH subsidiary financing will be made available through the companies website and will be futher discussed in the LIVE meeting to be held on Qwoter.com Boardroom Discussions Tuesday February 06, 2007 at 10:30 CST.

If you would like to sign-up and interact with Lonestar Group Holdings Management please go to http://www.qwoter.com/boardroom .

Signatures

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lonestar Group Holdings Company

February 8, 2007

/s/ Claude Eldridge

Claude Eldridge
Chairman